Exhibit 99.1

American Public Education Reports Third Quarter 2009 Results

Net Course Registrations from New Students Increased Approximately 41% in Third Quarter 2009 Compared to the Prior Year Period

CHARLES TOWN, W.V.--(BUSINESS WIRE)--November 5, 2009--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University and American Public University – announced strong financial results for the quarter ended September 30, 2009.

Recent Highlights:

  Net course registrations from new students in the third quarter of 2009 increased to approximately 14,700, an increase of approximately 41% over the same period of 2008.
  Net course registrations increased to approximately 55,300 in the third quarter of 2009, a year-over-year increase of 42%.
  As of September 30, 2009, a total of approximately 59,300 students were enrolled in American Public University System, a year-over-year increase of 44%.
  American Public Education reported third quarter 2009 revenues increased 33% to $36.5 million, compared to $27.4 million in the third quarter of 2008.
  Income from operations before interest income and income tax in the third quarter of 2009 increased 35% to $8.4 million, compared to $6.2 million in the same period of 2008. Operating margin in the third quarter of 2009 increased to 23.0%, compared to 22.6% in the third quarter of 2008.
  Net income for the third quarter of 2009 increased 31% to $5.0 million or $0.27 per diluted share, compared to $3.8 million or $0.20 per diluted share in the same period of 2008.
  American Public University System received approval for and launched a Master’s degree in Legal Studies and a Bachelor’s degree in General Studies. These two new programs bring the total number of degrees offered to 76 degrees, with a new degree pending approval by its regional accrediting body and other degrees under development.
  American Public University System was recently recognized by The Sloan Consortium (Sloan-C), a renowned non-profit group of higher education institutions, with The Ralph E. Gomory Award for Quality Online Education. The annual award honors the institution that best demonstrates its commitment to excellence in online learning.
  The International Association of Emergency Managers (IAEM), a non-profit educational organization dedicated to saving lives and protecting property during emergencies and disasters, honored the Emergency and Disaster Management Program at APUS with the 2009 Academic Recognition Award. The annual award goes to the institution that made significant contributions to the formal education of students pursuing a career in emergency management.
  American Public University System announced a graduate tuition increase to $300 per credit hour ($900 per three credit course) for courses beginning in April 2010 or later.

Financial and Other Results:

Total revenues for the third quarter of 2009 increased 33% to $36.5 million, compared to total revenues of $27.4 million in the third quarter of 2008. Income from operations before interest income and income tax in the third quarter of 2009 increased 35% to $8.4 million, compared to $6.2 million in the same period of 2008. Operating margin in the third quarter of 2009 increased to 23.0%, compared to 22.6% in the third quarter of 2008. Stock-based compensation expense reduced operating income by $562,000 in the third quarter of 2009 and $396,000 in the third quarter of 2008.

Net income for the third quarter of 2009 increased 31% to $5.0 million or $0.27 per diluted share, which includes $359,000 or $0.02 per diluted share in stock-based compensation expense net of tax. This compares to net income of $3.8 million or $0.20 per diluted share for the third quarter of 2008, including $261,000 or $0.01 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the third quarter of 2009 and 2008 was approximately 18.9 million in each period.

For the nine months ended September 30, 2009, total revenues were $105.3 million, an increase of 39% compared to total revenues of $75.6 million in the same period of 2008. Income from operations before interest income and income tax for the nine months ended September 30, 2009 increased 49% to $25.9 million, compared to $17.4 million in the same period of 2008. Stock-based compensation expense reduced each period's operating income by $1.6 million and $1.2 million, respectively.

Net income for the nine months ended September 30, 2009 increased 40% to $15.6 million or $0.82 per diluted share, which includes $1.1 million or $0.06 per diluted share in stock-based compensation expense net of tax. This compares to net income of $11.1 million or $0.59 per diluted share in the same period of 2008, including $817,000 or $0.04 per diluted share in stock-based compensation expense net of tax. The weighted average diluted shares outstanding for the nine months ended September 30, 2009 and 2008 were approximately 18.9 million and 18.8 million, respectively.

Total cash and cash equivalents as of September 30, 2009 were $63.8 million with no long-term debt. Cash from operations for the nine months ended September 30, 2009 was $22.8 million, compared to $19.8 million in the same period of 2008. Capital expenditures were $8.6 million for the nine months ended September 30, 2009, which compares to $6.9 million in capital expenditures in the same period of 2008. Depreciation and amortization was $3.9 million for the nine months ended September 30, 2009 and $3.0 million for the same period of 2008.

Net Course Registrations and Student Enrollment:
For the three months ended September 30,
	2008	2009	% Change
Net Course Registrations from New Students	10,400	14,700	41%
Net Course Registrations	38,900	55,300	42%

For the nine months ended September 30,
	2008	2009	% Change
Net Course Registrations from New Students	26,800	36,400	36%
Net Course Registrations	105,300	149,800	42%

As of September 30,
	2008	2009	% Change
Total Student Enrollment	41,100	59,300	44%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty. Total student enrollment is the number of students who have completed at least one course in the last 12 months or are in the start of the second week of class for the most current semester.

Fourth Quarter 2009 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

  The Company expects net course registrations from new students of approximately 13,600 and net course registrations of approximately 58,000 in the quarter ending December 31, 2009.
  The Company’s fourth quarter 2009 revenue is expected to be approximately $42.7 million.
  The Company estimates that fourth quarter 2009 net income, including stock-based compensation expense, will be approximately $7.9 million or approximately $0.42 per fully diluted share. The weighted average number of diluted shares outstanding is expected to be approximately 19.0 million shares in the three month period ending December 31, 2009.

Full Year 2009 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

  The Company anticipates net course registrations from new students of approximately 50,000 and total net course registrations of approximately 207,800 in the twelve month period ending December 31, 2009.
  The Company expects full year 2009 revenues to be approximately $148.0 million.
  The Company estimates that full year 2009 net income, including stock-based compensation expense, will be approximately $23.5 million or approximately $1.24 per fully diluted share. The weighted average number of diluted shares outstanding is expected to be approximately 18.9 million shares in the twelve month period ending December 31, 2009.

Webcast:

A live webcast of the Company’s third quarter earnings conference call will be broadcast at 5:00 p.m. Eastern time today. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, comprises two universities – American Military University (AMU) and American Public University (APU). Regionally and nationally accredited, APUS serves more than 59,300 part-time students who live and work in all 50 states and more than 100 countries; and offers 76 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts.

Forward Looking Statements

Statements made in this press release regarding American Public Education, or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements under the heading “Full Year 2009 Outlook" and “Fourth Quarter 2009 Outlook” above and statements regarding expected growth. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 as filed with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2009	2008
	(Unaudited)

Revenues	$36,471	$27,404
Costs and expenses:
Instructional costs and services	14,745	10,901
Selling and promotional	5,598	3,600
General and administrative	6,465	5,586
Depreciation and amortization	1,277	1,114

Total costs and expenses	28,085	21,201

Income from operations before interest income and income taxes	8,386	6,203
Interest income, net	30	181

Income from operations before income taxes	8,416	6,384
Income tax expense	3,404	2,568

Net income	$5,012	$3,816

Net Income per common share:
Basic	$0.28	$0.21

Diluted	$0.27	$0.20

Weighted average number of common shares:
Basic	18,196	17,846

Diluted	18,910	18,851

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Nine Months Ended
	September 30,
	2009	2008
	(Unaudited)

Revenues	$105,345	$75,644
Costs and expenses:
Instructional costs and services	41,861	31,334
Selling and promotional	15,085	8,390
General and administrative	18,563	15,461
Depreciation and amortization	3,934	3,043

Total costs and expenses	79,443	58,228

Income from operations before interest income and income taxes	25,902	17,416
Interest income, net	70	619

Income from operations before income taxes	25,972	18,035
Income tax expense	10,408	6,889

Net income	$15,564	$11,146

Net Income per common share:
Basic	$0.86	$0.63

Diluted	$0.82	$0.59

Weighted average number of common shares:
Basic	18,138	17,796

Diluted	18,900	18,806

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Director, Corporate Communications
703-334-3880